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                                                                    EXHIBIT 23.2


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the IKOS Systems, Inc. 1995 Stock Option Plan, of our report dated October 29, 2001 (except for the last six paragraphs of Note 11, as to which the date is December 14, 2001, and the last paragraph of Note 12, as to which the date is December 7, 2001), with respect to the consolidated financial statements and schedule of IKOS Systems, Inc. included in its Annual Report (Form 10-K) for the year ended September 29, 2001, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California
January 7, 2002